AMENDMENT TO THE
ADVISORS SERIES TRUST
CUSTODY AGREEMENT

THIS AMENDMENT dated as of the 18th day of May, 2007, to the Custody Agreement, dated as of June 6, 2006, as amended (the "Custody Agreement"), is entered by and between Advisors Series Trust, a Delaware statutory trust (the "Trust") on behalf of its separate series, the PIA BBB Bond Fund Managed Account Completion Shares Fund, the PIA MBS Bond Fund Managed Account Completion Shares Fund,  the PIA Short-Term Securities Fund and the PIA Moderate Duration Bond Fund and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend said Custody Agreement; and

WHEREAS, Article XV, Section 15.2 of the Custody Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the following:

Exhibit L is hereby superseded and replaced with Exhibit L attached hereto.

Except to the extent amended hereby, the Custody Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

ADVISORS SERIES TRUST	U.S. BANK N.A.

By: /s/ Douglas G. Hess	By: /s/ Michael R. McVoy
Name: Douglas G. Hess	Name: Michael R. McVoy
Title: Treasurer	Title: Vice President

Exhibit L
to the
Advisors Series Trust Custody Agreement

Name of Series	Date Added
PIA BBB Bond Fund Managed Account Completion Shares	10/27/2004
PIA MBS Bond Fund Managed Account Completion Shares	02/28/2006
PIA Short-Term Securities Fund	10/27/2004
PIA Moderate Duration Bond Fund	10/27/2004

For the services rendered by U.S. Bank under this Agreement, the Fund(s) listed herein shall pay U.S. Bank, N.A. compensation as set forth in the Fee Schedule below:

DOMESTIC CUSTODY SERVICES
FEE SCHEDULE at May, 2007

I.           Portfolio Transaction Fees:

DTC	$[____]
GNMA/Amortized Security Purchase	$[____]
Fed Book Entry	$[____]
Physical	$[____]
Principal Paydown	$[____]
Option (Initial Only)/Future	$[____]
Repurchase Agreement	$[____]
Wires In/Out	$[____]
Mutual Fund Transactions	$[____]

A transaction is a purchase/sale of a security, free receipt/free delivery (excludes initial conversion), maturity, tender or exchange:

II.           Market Value Fee
   Based upon an annual rate of:
[___] basis point on	the first $[____] plus
[___] basis point on	the next $[____] plus
[___] basis point on	excess of $[____].
Total assets of the fund(s)
Subject to a $[___]. Per month minimum per portfolio

III.           Out-of-Pocket Expenses
The only out-of-pocket expenses charged to your account will be shipping fees or transaction fees

PACIFIC INCOME ADVISORS, INC.

By:   /s/ Thad M. Brown

Printed Name:  Thad M. Brown

Title:    COO

Date:    5/15/2007